	Contact:	Joseph F. Abely, President (781) 326-4700
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS THIRD QUARTER 2003 RESULTS

        Westwood, MA. Nov. 10 — LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2003 increased by 9% to $33,752,000, compared to $31,087,000 for the same period a year ago. Net income increased to $2,486,000, or $0.17 per diluted share, compared to net income of $813,000, or $0.06 per diluted share, for the third quarter a year ago.

        Revenues for the nine months ended September 30, 2003 increased by 4% to $92,806,000, compared to revenues of $88,906,000 for the same period a year ago. Net income was $5,157,000, or $0.35 per diluted share, for the first nine months of 2003, compared to $925,000, or $0.06 per diluted share, for the first nine months of 2002.

        Domestic revenues for the third quarter increased by 5% to $27,440,000, compared to $26,059,000 for the same period a year ago. International revenues for the third quarter increased by 26% to $6,312,000 compared to revenues of $5,028,000 for the same period a year ago. For the first nine months of 2003, domestic revenues of $76,069,000 exceeded the prior year by $1,712,000, or 2%, while international revenues of $16,737,000 exceeded the prior year by $2,188,000, or 15%.

        Consolidated gross margin for the third quarter was 53%, compared to 48% for the same period a year ago. Domestic gross margin for the third quarter was 53%, compared to 48% for the same period a year ago, reflecting continued improvements in productivity and reductions in the overall installed cost of the LoJack Unit. International gross margin for the third quarter increased to 53%, compared to 43% for the same period a year ago, largely due to increased product and component sales to licensees, increased license fee revenues, and increased royalties. For the first nine months of 2003, consolidated gross margin was 52%, compared to 49% for the same period a year ago. Domestic gross margin for the first nine months of 2003 was 52%, compared to 49% for the same period a year ago, while international gross margin was 50%, compared to 44% for the same period a year ago.

        Operating income for the third quarter increased to $4,023,000, from $1,317,000 for the same period a year ago, primarily due to increased revenue from the sale of LoJack Units in the company’s domestic operations and to Latin American licensees, and the recognition of previously deferred license fee revenue. For the first nine months of 2003, operating income was $8,407,000, compared to $1,529,000 for the same period a year ago. The year-to-date increase in operating income reflects higher revenues, a reduction in the installed cost of LoJack products, and a reduction in sales and marketing expense, partially offset by increased research and development, and general and administrative expenses.

        In announcing the results, Ronald J. Rossi, chairman, said, “Third quarter revenues of $33,752,000 are a record for LoJack. We continue to be very pleased with the momentum in both revenue and profit growth. For the ninth quarter in a row, our revenues have exceeded revenues for the same period a year earlier, and for the fourth quarter in a row, our earnings per share have exceeded earnings per share for the same period a year earlier. In the fourth quarter of this year, we expect continued growth in revenue and profits, exceeding the numbers recorded in the same quarter last year.

        “During 2001 and 2002 we undertook a major investment program to strengthen our sales and engineering organizations, build a strong marketing organization, and enhance our business infrastructure and systems to support our growing business. These investments, along with our initiatives to increase productivity and improve operating efficiencies, are clearly showing results. While domestic new car sales were relatively flat in the third quarter compared to the same period a year ago, our domestic revenues grew by 5%. Led by Latin America our international markets also continue to represent areas of strong revenue growth, up 26% from the same period a year ago.”

        LoJack Corporation is the recognized world-leader in stolen vehicle recovery technology. In the U.S., our stolen vehicle recovery system, utilized by law enforcement agencies, has maintained more than a ninety percent successful recovery rate during the seventeen years it has been on the market. The LoJack System operates coast-to-coast in 21 states and the District of Columbia, representing the areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack is utilized by law enforcement and security organizations in more than 26 international markets in Europe, Africa, Asia and Latin America.

        To access the webcast of the company’s conference call to be held at 9:00 AM EST, Monday, November 10, 2003 log onto: http://www.firstcallevents.com/service/ajwz392903292gf12.html. An archive of the webcast will be available through www.lojack.com (click “About LoJack Corporation”, click “Investor Relations”, click “Earnings Conference Call Webcast”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for the company’s future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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LoJack Corporation
Condensed Income Statement Data (Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended September 30,
	2003	2002

Revenues	$ 33,752	$ 31,087
Gross margin	17,844	14,784
Research & development	730	674
Sales & marketing	9,053	8,820
General, administrative and depreciation	4,038	3,973
Operating income	4,023	1,317
Pre-tax income	4,075	1,291
Net income	2,486	813

Diluted earnings per share	$ 0.17	$ 0.06
Weighted average diluted common
shares outstanding	15,058,708	14,669,147

	Nine Months Ended September 30,
	2003	2002

Revenues	$ 92,806	$ 88,906
Gross margin	47,803	43,121
Research & development	2,295	1,529
Sales & marketing	24,634	27,852
General, administrative and depreciation	12,467	12,211
Operating income	8,407	1,529
Pre-tax income	8,454	1,468
Net income	5,157	925

Diluted earnings per share	$ 0.35	$ 0.06
Weighted average diluted common
shares outstanding	14,862,980	14,735,207

LoJack Corporation
Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2003 (Unaudited)	December 31, 2002 (Unaudited)

Assets

Current assets:
Cash	$ 3,501	$ 1,367
Accounts receivable, net	23,408	19,152
Inventories	8,865	7,965
Deferred taxes and other assets	4,167	5,752

Total current assets	39,941	34,236

Property and equipment, net	14,863	13,404
Deferred taxes and other assets	7,170	7,363

Total assets	$61,974	$55,003

Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 1,014	$ 1,504
Accounts payable	8,464	10,950
Accrued and other liabilities	2,910	1,392
Customer deposits	256	794
Deferred revenue	5,617	4,527
Accrued compensation	3,440	2,214

Total current liabilities	21,701	21,381

Accrued compensation and
other long term liabilities	335	508

Deferred revenue	13,592	11,682

Capital lease obligations	339	1,064

Total liabilities	35,967	34,635

Stockholders' equity	26,007	20,368

Total liabilities and
Stockholders' equity	$61,974	$55,003

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.